Exhibit 10.42
FORM OF GRANT NOTICE
UNDER THE
GARDNER DENVER HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN

Gardner Denver Holdings, Inc. (the “Company”), pursuant to its 2017 Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant set forth below the number of (i) shares of Restricted Stock and (ii) Options (each Option representing the right to purchase one share of Common Stock) at an Exercise Price per share as set forth below. The Restricted Stock and Options are subject to all of the terms and conditions as set forth herein, in the Award Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[Insert Name of Participant]

Date of Grant:	[Insert Date of Grant]

Vesting Commencement Date:	[Insert Vesting Commencement Date]

Number of Restricted Stock:	[Insert No. of Shares of Restricted Stock Granted]

Number of Options:	[Insert No. of Options Granted]

Option Exercise Price:	[Insert Exercise Price per share]

Option Period Expiration Date:	Ten years from Date of Grant

Type of Option:	Nonqualified Stock Option

Vesting Schedule:
Provided the Participant has not undergone a Termination prior to the time of each applicable vesting date (or event), the Restricted Stock and Options shall become vested and exercisable as to 25% of each of the Restricted Stock and Options on each of the second, third, fourth and fifth anniversaries of the Vesting Commencement Date (each, a “Vesting Date”).

In the event of the Participant’s Termination, all vesting with respect to the shares of Restricted Stock and Options shall cease and all unvested shares of Restricted Stock and unvested Options shall be forfeited by the Participant for no consideration as of the date of such Termination; provided, that in the event of the Participant’s Qualifying Termination or Approved Retirement, the Restricted Stock and Options that would have vested on the first Vesting Date otherwise scheduled to occur immediately following the date of such Qualifying Termination or Approved Retirement shall vest as of the date of Qualifying Termination or Approved Retirement, as applicable; and provided further that in the event of the Participant’s death or Disability, the Restricted Stock and Options that would have vested on the first and second Vesting Date otherwise scheduled to occur immediately following the date of such death or Disability shall vest as of the date of death or Disability.

Further, in the event of the Participant’s Qualifying Termination during the two-year period following a Change in Control, all unvested Options and Restricted Stock shall immediately vest as of the date of Qualifying Termination.

Additional Terms:	You must notify us immediately if you are making an Internal Revenue Code Section 83(b) Election with respect to the Restricted Stock and you must send us a copy of the same.

Definitions:
“Approved Retirement” means a Retirement that occurs following the Participant’s receipt of written confirmation by the Company that such Retirement will be designated as an “Approved Retirement” for purposes of the Plan.  The designation of an Approved Retirement shall be made by the Company in its sole discretion, and the Company’s determination as to whether a Retirement is an Approved Retirement shall be final and binding upon the Participant.

“Cause” means the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (D) engaging in any act of moral turpitude, illegality or harassment, whether or not such act was committed in connection with the Participant’s services to the Company Group; (E) material violation of the Company’s Code of Conduct or any other written policies of the Company or the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or Service Recipient; (F) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (G) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient.

“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; or (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, the covenants attached to the Award Agreement as Appendix A.

“Qualifying Termination” means by a Termination by the Company without Cause.

“Retirement” means the Participant’s Termination as a result of the Participant’s voluntary resignation on or after the date on which the Participant has reached age 62 and has completed at least 10 years of service with the Company Group.

*          *          *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS GRANT NOTICE, THE AWARD AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK AND OPTIONS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS GRANT NOTICE, THE AWARD AGREEMENT AND THE PLAN.

GARDNER DENVER HOLDINGS, INC.	PARTICIPANT

By:
Title:

AWARD AGREEMENT
UNDER THE
GARDNER DENVER HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN

Pursuant to the Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Award Agreement (this “Award Agreement”) and the Gardner Denver Holdings, Inc.  2017 Omnibus Incentive Plan (the “Plan”), Gardner Denver Holdings, Inc. (the “Company”) and the Participant agree as follows.  Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1. Grant of Restricted Stock and Options.  Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of (x) shares of Restricted Stock provided in the Grant Notice and (y) Options provided in the Grant Notice (with each Option representing the right to purchase one share of Common Stock), at an Exercise Price per share as provided in the Grant Notice.  The Company may make one or more additional grants of Restricted Stock and/or Options to the Participant under this Award Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Award Agreement to the extent provided therein.  The Company reserves all rights with respect to the granting of additional shares of Restricted Stock and/or Options hereunder and makes no implied promise to grant additional shares of Restricted Stock and/or Options.

2. Vesting.  Subject to the conditions contained herein and the Plan, (x) the shares of Restricted Stock shall vest and the restrictions on such shares of Restricted Stock shall lapse as provided in the Grant Notice and (y) the Options shall vest as provided in the Grant Notice. With respect to any share of Restricted Stock, the period of time that such share of Restricted Stock remains subject to vesting shall be its Restricted Period.

3. Issuance of Shares of Restricted Stock.  The provisions of Section 9(d)(i) of the Plan are hereby incorporated by reference and made a part hereof.

4. Exercise and Vesting of Options Following Termination. In the event of Participant’s Termination (a) by the Company for Cause, all outstanding Options and unvested shares of Restricted Stock granted pursuant to the Grant Notice shall immediately terminate and expire; (b) due to death or Disability, each outstanding unvested Option and unvested share of Restricted Stock granted pursuant to the Grant Notice (after taking into account any accelerated vesting described in the Vesting Schedule of the Grant Notice) shall immediately terminate and expire and each outstanding vested Option shall remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); and (c) for any reason other than as set forth in this Section 4, each outstanding unvested Option and unvested share of Restricted Stock granted pursuant to this Grant Notice (after taking into account any accelerated vesting described in the Vesting Schedule of the Grant Notice) shall immediately terminate and expire and each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period).

5. Method of Exercising Options. The Options may be exercised by the delivery of notice of the number of Options that are being exercised accompanied by payment in full of the Exercise Price applicable to the Options so exercised.  Such notice shall be delivered either (x) in writing to the Company at its principal office or at such other address as may be established by the Committee, to the attention of the Company Secretary; or (y) to a third-party plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Options under the Plan, in the case of either (x) or (y), as communicated to the Participant by the Company from time to time.  Payment of the aggregate Exercise Price may be made using any of the methods described in Section 7(d)(i) or (ii) of the Plan; provided, that the Participant shall obtain written consent from the Company prior to the use of the method described in Section 7(d)(ii)(A) of the Plan.

6. Issuance of Shares Upon Exercise of Options.  Following the exercise of an Option hereunder, as promptly as practical after receipt of such notification and full payment of such Exercise Price and any required income or other tax withholding amount (as provided in Section 10 hereof), the Company shall issue or transfer, or cause such issue or transfer, to the Participant the number of shares with respect to which the Options have been so exercised, and shall either (a) deliver, or cause to be delivered, to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) cause such shares to be credited to the Participant’s account at the third-party plan administrator.

7. Company; Participant.

(a) The term “Company” as used in this Award Agreement with reference to employment shall include the Company and its Subsidiaries.

(b) Whenever the word “Participant” is used in any provision of this Award Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock and/or Options may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

8. Non-Transferability. The Restricted Stock and Options are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan.  Except as otherwise provided herein, no assignment or transfer of the Restricted Stock and/or Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock and/or Options shall terminate and become of no further effect.

9. Rights as Stockholder.

(a) With respect to the Restricted Stock, the provisions of Sections 9(b) and 9(e) of the Plan are incorporated herein by reference and made a part hereof; provided, that any cash or in-kind dividends paid with respect to the shares of Restricted Stock which have not, prior to the record date of the dividend, become vested shall be withheld by the Company without interest and shall be paid to the Participant only when, and if, such shares of Restricted Stock shall become vested pursuant to the Grant Notice and Section 2 of this Award Agreement.

(b)          The Participant or a Permitted Transferee of the Options shall have no rights as a stockholder with respect to any share of Common Stock covered by an Option until the Participant or the Permitted Transferee shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant or the Permitted Transferee shall become the holder of record or the beneficial owner thereof.

10. Tax Withholding.

(a)
The Participant shall be required to pay to the Company an amount in cash (by check or wire transfer) equal to the amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of the Restricted Stock or Options. Alternatively, the Company may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to the Participant.

(b)          Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require the Participant to satisfy, all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to the Restricted Stock and Options by (i) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (ii) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (c) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).

(c)          The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow the Participant to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to the Restricted Stock and Options by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Restricted Stock or Options, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in the Participant’s relevant tax jurisdiction).

11. Notice.  Every notice or other communication relating to this Award Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records.  Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

12. No Right to Continued Service.  This Award Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.

13. Binding Effect.  This Award Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

14. Waiver and Amendments.  Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Award Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

15. Restrictive Covenants; Clawback/Forfeiture.

(a)          Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in his capacity as an equity (and/or equity-based Award) holder in the Company, to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). The Restricted Stock and Options granted hereunder shall be subject to Participant’s continued compliance with such restrictions.  For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

(b)          Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, then the Committee may, in its sole discretion, take actions permitted under the Plan, including: (i) cancel the shares of Restricted Stock and/or Options; or (ii) require that the Participant forfeit any gain realized on the vesting of the Restricted Stock, the exercise of the Options or the disposition of any shares of Common Stock received upon the exercise of the Options, and repay such gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Award Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Restricted Stock and Options shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.

16. Governing Law. This Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Notwithstanding anything contained in this Award Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Award Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.

17. Plan. The terms and provisions of the Plan are incorporated herein by reference.  In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Award Agreement (including the Grant Notice), the Plan shall govern and control.

Appendix A

Restrictive Covenants

1.	Non-Competition; Non-Solicitation; Non-Disparagement.

(a)          Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i)          During Participant’s employment with the Company or its Subsidiaries (the “Employment Term”) and for a period of one year following the date Participant ceases to be employed by the Company or its Subsidiaries (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Participant’s termination of employment.

(ii)          During the Restricted Period, Participant will not directly or indirectly:

(A)          engage in the Business in any geographical area where the Restricted Group engages in the Business;

(B)          enter the employ of, or render any services to any Person engaged in the Business, except where such employment or services do not relate in any manner to the Business;

(C)          acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)          intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii)          Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv)          During the Employment Term and for a period of one year from the date Participant ceases to be an employed by the Company or its Subsidiaries, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)          solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B)          hire any employee who was employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Participant’s employment with the Company; or

(C)          encourage any consultant or independent contractor of the Restricted Group to cease working with the Restricted Group.

(v)          For purposes of this Appendix A:

(A)          “Business” shall mean the business of the design, manufacture, distribution and marketing of air and gas compressors, blowers, pumps and fluid transfer systems and related activities, and any other business activity in which the Company and its subsidiaries may, after the date of this Agreement, become engaged, or take substantial steps to engage.

(B)          “Restricted Group” shall mean, collectively, the Company and its Subsidiaries and, to the extent engaged in the Business, their respective Affiliates.

(b)          Non-Disparagement. Participant will not at any time (whether during or after Participant’s Employment Term) make public statements or public comments intended to be (or having the effect of being) of defamatory or disparaging nature regarding (including any statements or comments likely to be harmful to the business, business reputation or personal reputation of) the Company or any of its Subsidiaries or Affiliates or any of their respective businesses, shareholders, members, partners, employees, agents, officers, directors or contractors (it being understood that comments made in Participant’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this paragraph); provided that the Participant shall be permitted to make truthful disclosures that are required by applicable law, regulations or order of a court or government agency.

(c)          It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and terri-tory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restric-tion contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d)          The period of time during which the provisions of Section 1(a) shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(e)          The provisions of Section 1 hereof shall survive the termination of Participant’s employment for any reason, including but not limited to, any termination other than for Cause (except as otherwise set forth in Section 1 hereof).

(f)          The provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) hereof shall not apply if Participant’s principal place of employment is in the state of California.

2.	Confidentiality; Intellectual Property.

(a)          Confidentiality.

(i)          Participant will not at any time (whether during or after Participant’s Employment Term) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information—including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals—concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)          “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)          Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Agreement, the term “family” refers to Participant, Participant’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A.  This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement) to the extent so disclosed.

(iv)          Upon termination of Participant’s employment with the Company for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b)          Intellectual Property.

(i)          If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)          If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)          Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv)          Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.  Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.

(v)          The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).